EXHIBIT 99.1
For Immediate Release
ARLINGTON TANKERS ANNOUNCES UNAUDITED
FOURTH QUARTER 2006 RESULTS
Company Declares Cash Dividend of $0.57 Per Share
HAMILTON, BERMUDA — January 30, 2007 — Arlington Tankers Ltd. (NYSE: ATB) today announced financial results for the fourth quarter ended December 31, 2006. For the quarter ended December 31, 2006, the Company’s total revenues were $17.3 million, consisting of $16.3 million in basic vessel charter hire and $1.0 million in additional charter hire that the Company received under its profit sharing arrangements.
On the basis of the fourth quarter results, Arlington’s Board of Directors has declared a cash dividend of $0.57 per share. The dividend is payable on February 12, 2007 to shareholders of record at the close of business on February 9, 2007.
Fourth Quarter Results
The additional charter hire earned during the fourth quarter of 2006 was derived from profit sharing arrangements under the time charters of the Company’s V-MAX, Panamax and Product vessels. Of the $1.0 million in additional charter hire, $600,000 was attributed to contractually guaranteed profit sharing for the two V-MAX vessels. The remaining $400,000 was attributed to additional charter hire from our Panamax and Product tankers, for which the average time charter equivalent rates under our profit sharing agreements over the preceding twelve months were in excess of contractual minimum levels.
The Company’s operating expenses during the fourth quarter of 2006, including depreciation costs of $4.1 million and administrative expenses of $662,000, were $9.5 million. The Company’s interest expense, net of interest income for the fourth quarter of 2006, was $3.3 million. This expense represents interest under the Company’s $229.5 million, five-year, secured credit facility with The Royal Bank of Scotland plc.
The Company’s net income for the fourth quarter of 2006 was increased by an unrealized gain of approximately $300,000, representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. As a result, the Company’s net income for the fourth quarter of 2006 was $4.9 million, or $0.31 per share. Excluding the effect of this unrealized gain, the Company’s net income for the fourth quarter of 2006 was $4.6 million, or $0.30 per share.
Full Year 2006 Results
For the year ended December 31, 2006, Arlington’s total revenues were $69.4 million, consisting of $64.3 million in basic vessel charter hire and $5.1 million in additional charter hire.
Based on the 2006 operating results, Arlington’s Board of Directors declared cash dividends totaling $2.33 per share.
Of the $5.1 million in additional charter hire in 2006, $2.4 million was attributed to contractually guaranteed profit sharing for the two V-MAX vessels. The remaining $2.7 million was attributed to additional charter hire from our Panamax and Product tankers.
The Company’s operating expenses for the year ended December 31, 2006, including depreciation costs of $16.1 million and administrative expenses of $2.7 million, were $37.3 million. For the year ended December 31, 2006, the Company’s interest expense, net of interest income, was $12.9 million.
For the year ended December 31, 2006, the Company’s net income was increased by an unrealized gain of approximately $2.2 million, representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. As a result, the Company’s net income for the year ended December 31, 2006 was $21.5 million, or $1.38 per share. Excluding the effect of this unrealized gain, the Company’s net income for 2006 was $19.2 million, or $1.24 per share.
Business Update
All of Arlington’s vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The charters have fixed terms that expire at various dates in 2008, 2009 and 2010. The charter contracts also include options to extend the terms of the charters.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, the vessels have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire for the Panamax and Product tankers is not guaranteed.
“We are pleased to report that the Company earned additional charter hire revenues from profit sharing agreements again in the fourth quarter, as this represents the ninth consecutive quarter of such revenues since operations commenced in 2004” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington. Despite an unseasonal weakening of spot rates during the fourth quarter of 2006, the Company benefited from its profit sharing arrangements which are calculated by using the average of spot market rates for the preceding twelve months. This reduced the effect of weaker fourth quarter spot market rates on our additional charter hire revenue.

Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s Board of Directors.
The Company’s forward looking guidance for its cash dividend is based on guaranteed charter hire and guaranteed additional hire from profit sharing arrangements. On this basis, the Company estimates that the amount of cash available for dividends for fiscal 2007 will be approximately $2.12 per share. The Company’s profit sharing arrangements for its two V-MAX vessels while under sub-charter arrangements with Sun International are guaranteed. The sub-charter arrangements for its two V-MAX vessels with Sun International are scheduled to expire in June 2007 and September 2007. The revenues from profit sharing arrangements for its Panamax and Product tankers are not guaranteed. Therefore, the Company does not provide any estimate of additional hire related to these vessels in its guidance.
The Company expects to announce its next dividend on April 24, 2007 and to pay that dividend on or about May 7, 2007.
Use of Non-GAAP Financial Measures
This press release includes a presentation of a non-GAAP financial measure of net income excluding the effect of an unrealized gain or loss representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc., which effectively fixes the interest rate of the Company’s debt. Also excluded in the non-GAAP financial measure of net income is the net gain on the termination of its interest rate swap and debt facility. The Company’s management believes that this non-GAAP financial measure provides useful information to investors because it excludes the effects of unrealized gains and losses, which are non-cash items that may change from quarter to quarter, and it excludes the effects of the net gain on the termination of its interest rate swap and debt facility, which are one-time events. Management believes that gains and losses in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc., and the net gain on the termination of its interest rate swap and debt facility, are not necessarily representative of underlying trends in the company’s performance and their exclusion provides individuals with additional information to compare the company’s results over multiple periods. The company uses this non-GAAP financial measure internally to focus management on period-to-period changes in the Company’s core business.
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure and reconciles the non-GAAP financial measure described above to GAAP net income.

Arlington Tankers Ltd.
(In thousands, except per share data)

	Three Months		Twelve Months
	Ended Dec. 31,		Ended Dec. 31,
	2006	2005	2006	2005

Net Income (GAAP)	$4,875	$6,459	$21,464	$21,913

Unrealized (gain)/loss on interest rate swap	(300)	2,160	(2,244)	2,160

Net (gain) on termination of interest rate swap and debt facility	—	(4,055)	—	(4,055)

Net Income (non-GAAP)	$4,575	$4,564	$19,220	$20,018

Basic and diluted net income per share:

Non-GAAP	$0.30	$0.29	$1.24	$1.29

GAAP	$0.31	$0.42	$1.38	$1.41

Shares used in per share calculations:
Basic and diluted	15,500,000	15,500,000	15,500,000	15,500,000
About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 2.9 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.
Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Revenue	$17,332	$14,302	$69,435	$55,455

Operating expenses:
Vessel operating expenses	4,766	3,871	18,592	13,999
Depreciation	4,057	3,102	16,058	12,411
Administrative expenses	662	1,108	2,679	2,494

Total operating expenses	9,485	8,081	37,329	28,904

Operating income	7,847	6,221	32,106	26,551

Other income (expenses):
Interest income	217	75	734	233
Interest expense	(3,489)	(1,732)	(13,620)	(6,766)
Unrealized gain/(loss) on interest rate swap	300	(2,160)	2,244	(2,160)
Net gain on termination of interest rate swap and debt facility	—	4,055	—	4,055

Other income (expenses), net	(2,972)	238	(10,642)	(4,638)

Net income	$4,875	$6,459	$21,464	$21,913

Net income per basic and diluted share	$0.31	$0.42	$1.38	$1.41

Basic and diluted weighted average shares outstanding	15,500,000	15,500,000	15,500,000	15,500,000

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Dec. 31, 2006	Dec. 31, 2005
Assets
Current assets:
Cash and cash equivalents	$3,210	$11,839
Short-term investments	13,000	2,500
Other receivables	980	1,601
Prepaid expenses and accrued income	208	283

Total current assets	17,398	16,223

Vessels, net	344,973	269,031
Deferred debt issuance costs	955	1,193
Interest rate swap agreement at fair value	84	—

Total assets	$363,410	$286,447

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$1,028	$2,399
Unearned charter revenue	2,261	2,237

Total current liabilities	3,289	4,636

Interest rate swap agreement at fair value	—	2,160
Long term debt	229,500	135,000

Total liabilities	232,789	141,796

Shareholders’ equity	130,621	144,651

Total liabilities and shareholders’ equity	$363,410	$286,447